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Exhibit 1: Consolidated Income Statement
(Twelve Months Ended December-04)

	Ch$ millions			US$ millions (1)
	YTD Dec 03	YTD Dec 04	% Change	YTD Dec 03	YTD Dec 04	% Change

Revenues	243,608	324,035	33.0%	410.3	581.3	41.7%
COGS	(213,648)	(276,621)	29.5%	(359.8)	(496.3)	37.9%
Gross Income	29,959	47,414	58.3%	50.5	85.1	68.6%
Gross Margin	12.3%	14.6%	-	12.3%	14.6%	-
SG&A	(22,316)	(22,238)	-0.4%	(37.6)	(39.9)	6.2%
% sales	9.2%	6.9%	-	9.2%	6.9%	-
Operating Income	7,643	25,176	229.4%	12.9	45.2	250.9%
Operating Margin	3.1%	7.8%	-	3.1%	7.8%	-
Financial Income	1,142	943	-17.4%	1.9	1.7	-12.0%
Equity in Earning (Losses) of Related Companies	(32)	(23)	-29.0%	(0.1)	(0.0)	-24.4%
Other non-Operating Income	747	1,454	94.5%	1.3	2.6	107.2%
Financial Expenses	(12,773)	(11,002)	-13.9%	(21.5)	(19.7)	-8.2%
Positive Goodwill Amortization	(1,890)	(1,741)	-7.9%	(3.2)	(3.1)	-1.8%
Other non-Operating Expenses	(11,606)	(3,681)	-68.3%	(19.5)	(6.6)	-66.2%
Price-level Restatement	1,783	(251)	N/A	3.0	(0.5)	N/A
Non-Operating Results	(22,628)	(14,301)	-36.8%	(38.1)	(25.7)	-32.7%
Income (Loss) Before Income Taxes	(14,985)	10,875	N/A	(25.2)	19.5	N/A
Income Tax	(1,632)	(1,542)	-5.5%	(2.7)	(2.8)	0.7%
Extraordinary Items	-	-	N/A	0.0	0.0	N/A
Minority Interest	(593)	(821)	38.5%	(1.0)	(1.5)	47.5%
Negative Goodwill Amortization	57	-	N/A	0.1	0.0	N/A
Net Income (Loss)	(17,153)	8,512	N/A	(28.9)	15.3	N/A

1 Exchange rate on December-04 2004 US$1.00 = 557,4
Exchange rate on December-04 2003 US$1.00 = 593,8

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